EXHIBIT 10.45
AGREEMENT
This is a complete and final Agreement between ADRIAN NEMCEK (for yourself, your spouse and anyone acting for you) (“you”), and Motorola, Inc. (for itself, its subsidiaries and affiliates and anyone acting for it) (“Motorola”) that resolves all matters between you and Motorola and amends and consolidates the restrictive covenants and remedies in all your prior Stock Option Agreements and Stock Option Consideration Agreements. This Agreement has been individually negotiated and has not been reached as part of a group incentive or other termination program.
In consideration for the payments and benefits provided under this Agreement, you and Motorola agree to the following terms of your retirement from Motorola, including the amendment and consolidation of the restrictive covenants and remedies in all your prior Stock Option Agreements and Stock Option Consideration Agreements:
1. RETIREMENT. You tender and Motorola accepts your retirement as an employee, director or officer of Motorola and its subsidiaries and affiliates effective as of June 30, 2006 (the “Retirement Date”). All your duties and responsibilities shall end on that date. At Motorola’s request, you shall execute any and all documents reasonably necessary to confirm your retirement as a director and/or officer of Motorola and its subsidiaries and/or affiliates.
2. RETIREMENT ALLOWANCE. In return for the covenants made by you in this agreement, Motorola will pay you a lump sum Retirement Allowance in the amount of Seven Hundred Seventy-Five Thousand Seven Hundred Fifty-Two Dollars and No Cents ($775,752.00), less applicable state and federal payroll tax deductions, within thirty (30) days after you have signed, returned and not revoked a supplemental release attached as Attachment A. Signature of Attachment A is a condition to your receiving the Retirement Allowance and other consideration under this Agreement. At the time 2006 MIP bonuses, if any, and Long Range Incentive Plan incentives for the 2005-2007 and 2006-2008 performance periods, if any, are paid to active employees, you shall be eligible (notwithstanding your retirement as of June 30, 2006) to receive pro rata bonuses or incentives under the terms of the respective plans. Your individual performance factor for purposes of calculating the pro rata 2006 MIP bonus shall be 1.0. Your pro rata LRIP incentive for the 2005-2007 and 2006-2008 performance periods, if any, shall be based solely on business performance according to the terms of the plan, and shall not be reduced for individual performance. You shall not be eligible for any 2007 MIP bonus or any LRIP incentive other than for the performance periods identified above. Other than as specified in this paragraph, the Retirement Allowance includes and exceeds any paid time off that is unpaid as of your retirement. The Retirement Allowance otherwise is in addition to any other amounts you are entitled to receive under any of the Motorola Plans (as defined below) as of your Retirement Date.
3. CONSULTING SERVICES. Between July 1, 2006 and June 30, 2007, you shall be available to provide general advice to the Motorola CEO, or his/her designee, as they may reasonably request, consistent with your other commitments. Motorola shall compensate you at a per diem rate of Two Thousand Five Hundred Dollars and No Cents ($2,500.00) for such services, payable in half-day increments, and shall reimburse you for reasonable travel expenses incurred in the course of performing such services.
4. HEIRS/BENEFICIARIES. In the event of your death after the effective date of this Agreement, your surviving spouse (or heirs if you are then unmarried) shall be paid any unpaid salary, unpaid Transition and Retirement Allowances and any earned but unpaid consulting fees described in this Agreement. Payments or benefits, if any, following your death under any of the Motorola Plans (as defined below) shall be according to the terms of those plans and any elections and/or beneficiary designations previously made by you thereunder.
5. BENEFIT AND COMPENSATION PLANS.
(a) The effect of your retirement and this Agreement upon your participation in, or coverage under, any of Motorola’s benefit or compensation plans, including but not limited to the Motorola Elected Officers Supplemental Retirement Plan, the Motorola Elected Officers Life Insurance Plan, the Motorola Long Range

Incentive Plan for any given performance cycle; the Motorola Incentive Plan, the Motorola Management Deferred Compensation Plan, the Motorola Financial Planning Program, any applicable stock option plan and any restricted stock agreements (collectively, with each Motorola benefit or compensation plan or program in which you participated at any time during your employment with Motorola, referred to herein as the “Motorola Plans”) shall be governed by the terms of those plans and agreements, except as and unless otherwise explicitly provided herein. Except as and unless explicitly provided herein, Motorola is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.
(b) Your retirement shall be treated as a “retirement” with respect to each of your outstanding equity grants, bonuses, incentives and benefits and such treatment affords you the most favorable treatment under the terms of the applicable Motorola Plans.
(c) Benefits coverage in effect on your Retirement Date under the Motorola Employee Medical Benefits Plan (“Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through the end of June, 2007, provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. After the total period of medical benefit continuation provided in this Agreement, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under Section 4980B of the Internal Revenue Code (“COBRA”), as described in Treasury Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Retirement Date. If you are eligible for coverage under the Motorola Post-Employment Health Benefits Plan or any restated or successor plan (the “Retiree Plan”), you may apply for such coverage, provided that you make an election for such coverage, in accordance with the terms and conditions for such coverage under the Retiree Plan. You may wait until the end of the period of continued Medical Plan coverage provided for in this Agreement before electing to begin coverage under the Retiree Plan. Note that if you commence coverage under the Retiree Plan before you have exhausted the continued Medical Plan coverage provided for in this Agreement, the continued Medical Plan coverage will end.
6. TRANSFER OF EQUIPMENT/OUTPLACEMENT. Effective on or within fourteen days after your Retirement Date, Motorola will transfer to you ownership of your cellular phone. On that date you will assume responsibility for all insurance, maintenance, service and other fees related to this item, and Motorola will have no responsibility for it thereafter. The parties agree that any fair market value of such item will be calculated as of the Retirement Date and that you are responsible for the payment of income tax due as a result of this transfer. Motorola also will provide senior executive outplacement and career continuation services by a firm to be selected by Motorola for a period of up to one (1) year if you elect to participate in such services.
7. NO DISPARAGEMENT.
(a) You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Motorola or its good will, products or business opportunities, or in any manner detrimental to Motorola, though you may give truthful testimony if properly subpoenaed to testify under oath.
(b) Motorola agrees that neither Ed Zander, Ron Garriques, Greg Brown, Dan Moloney, Stu Reed, Rich Nottenburg, Patty Morrison, Peter Lawson, Padmasree Warrior, Ruth Fattori, David Devonshire, George Neill or Patrick Canavan, either individually or on behalf of Motorola, will, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon you or your good will, work product or business or employment opportunities, or in any manner detrimental to you, though Motorola and its officers, directors or employees on its behalf may give truthful testimony if properly subpoenaed to testify under oath.
8. COOPERATION/INDEMNIFICATION. From your Retirement Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Motorola in any investigation, negotiation,

litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Motorola. Motorola will use reasonable efforts to provide you with reasonable advance notice of any such required cooperation and will use reasonable efforts to schedule the time and place of related required meetings or events in a manner consistent with your other commitments. Should Motorola request your cooperation under this paragraph to consult for more than five (5) business days during any twelve (12) consecutive month period after June 30, 2006, Motorola shall compensate you at a per diem rate of Two Thousand Five Hundred Dollars and No Cents ($2,500), payable in half-day increments, in exchange for your time. If you incur any travel or other business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Motorola will indemnify you for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of your employment with Motorola, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Motorola and if the matter is a criminal action, you had no reasonable cause to believe your conduct was unlawful (in each case as determined under Delaware general Corporation Law). Your right to indemnification provided by this paragraph shall be in addition to and not in lieu of any other rights to indemnification you may now have or in the future be entitled to under applicable law, Motorola’s certificate of incorporation, by-laws, directors’ and officers’ insurance or by agreement.
9. RESTRICTIVE COVENANTS.
(a) You agree that during your employment and thereafter, you will not use or disclose any Motorola Confidential Information, except on behalf of Motorola and pursuant to its directions, or except as may otherwise be required by law or legal process. Confidential Information means information concerning Motorola and its business that is not generally known outside Motorola. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) Motorola’s methods of operation and Motorola processes; (iv) information regarding Motorola’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customer’s names, sales records, prices, and other terms of sales and Motorola cost information; (vi) Motorola personnel data; (vii) Motorola business plans, marketing plans, financial data and projections; and (viii) information received in confidence by Motorola from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information Motorola or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. Nothing in this Agreement is intended to prohibit you from disclosing information about Motorola, its customers, successors or assigns, or its affiliated entities, or about its or their products, services or business opportunities that is not confidential or proprietary. You shall give Motorola reasonable advance written notice of your intent to disclose any confidential information obtained by you as a result of your employment by Motorola.
(b) You agree that during your employment and for a period of two years following your Retirement Date, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola who possesses Confidential Information of Motorola to terminate his/her employment with Motorola and/or to seek employment with your new or prospective employer, or any other company.
(c) You agree that during your employment and for a period of two years following your Retirement Date, you will not engage in activities which are entirely or in part the same as or similar to activities in which you engaged at any time during the two years preceding termination of your employment, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which you worked at any time during the two years preceding the date of your retirement. This paragraph applies in the countries in which you have physically been present performing work for Motorola at any time during the two years preceding your retirement.
(d) You agree that for a period of two years following your Retirement Date, you will not, directly or indirectly, on behalf of yourself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by Motorola to any person, company or entity which was a customer or potential customer for such products or services and with which you had direct or indirect contact regarding those products or services or about which you learned Confidential Information at any time during the two years prior to your retirement.
(e) You agree that for a period of two years following your Retirement Date, you will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by Motorola to any person, company or entity which was a customer for such products or services and with which customer you had direct or indirect contact regarding those products or services or about which customer you learned Confidential Information at any time during the two years prior to your retirement.
(f) Notwithstanding the above, Motorola agrees to waive the requirements of paragraph 9(c) of this Agreement with respect to your service on the Hewlett Packard Advisory Board and on the Board of Directors of IP Unity. Such waiver does not extend to the requirements of paragraphs 9(a), (b), (d) or (e), which shall remain in full force and effect.
10. CONFIDENTIALITY OF AGREEMENT. You agree to keep the existence and terms of this Agreement confidential, unless required by law to disclose this information, or except as needed to be disclosed to your spouse, legal counsel, financial advisors, outplacement firm, creditors, or anyone preparing your tax returns,
11. RETURN OF MOTOROLA PROPERTY. You further agree to return to Motorola by your Retirement Date all Motorola property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Motorola and non-Motorola locations, including but not limited to information stored electronically on computer hard drives or disks.
12. NEW EMPLOYMENT. You agree that you will immediately inform Motorola of (i) the identity of any new employment, start-up business or self-employment in which you have engaged or will engage between the Retirement Date and June 30, 2008 (the “Notice Period”), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Motorola to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such information to Motorola as it may from time to time reasonably request in order to determine your compliance with this Agreement.
13. BREACH OF AGREEMENT.
(a) You acknowledge that Motorola’s agreement to make the payments set forth in Paragraph 2, 3 and 8 above is conditioned upon your faithful performance of your obligations under this Agreement, and you agree to repay to Motorola all sums received from Motorola under Paragraphs 2, 3 and 8, less Five Thousand Dollars ($5,000.00), if you breach any of your obligations under Paragraph 9 of this Agreement. You further agree that in addition to any other remedies available in law and/or equity, all of your vested and unvested stock options will terminate and no longer be exercisable, and for all stock options exercised within two years prior to your retirement or anytime after your retirement, you will immediately pay to Motorola the difference between the exercise price on the date of grant as reflected in the Award Document and the market price on the date of exercise (the “spread”) for each affected stock option grant. The above remedies are in addition to and cumulative with any other rights and remedies Motorola may have pursuant to this Agreement and/or in law and/or equity, including the recovery of liquidated damages. In any dispute regarding this Agreement, each party will pay its own fees and costs.
(b) You acknowledge that the harm caused to Motorola by the breach or anticipated breach of paragraph 9 of this Agreement will be irreparable and you agree Motorola may obtain injunctive relief against you in addition to and cumulative with any other legal or equitable rights and remedies Motorola may have pursuant to this Agreement or law, including the recovery of liquidated damages. You agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 16 below, will, at the request of Motorola, be entered on consent and enforced by any such court having jurisdiction over you. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
(c) This Agreement is your entire agreement with Motorola with respect to the subject matter hereof, and it amends and consolidates all previous oral or written understandings or agreements, if any, made by or with Motorola with respect to the subject matter hereof. No waiver of any breach of any provision of this Agreement by Motorola shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 16 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, you affirmatively state that you have not, will not and cannot rely on any representations not expressly made herein.
14. NON-ADMISSION/GENERAL RELEASE. You and Motorola agree that, in exchange for the payments and other terms described above, Motorola is not admitting to any wrongdoing or unlawful action in its dealing with you and, except as otherwise provided in this paragraph, you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the retirement of your employment from Motorola, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Notwithstanding the foregoing you understand that by signing this General Release you are not releasing any claims or rights under the Motorola Plans other than those known by you on or before your Retirement Date to be disputed nor any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination, and that under no circumstances shall this General Release release any claims or rights you may now or at any time have to indemnification under the provisions of this Agreement or as you may otherwise be entitled under applicable law, Motorola’s certificate of incorporation, by-laws, directors’ and officers’ insurance or by agreement.
15. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least twenty-one (21) days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this twenty-one (21) day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Jill A. Goldy, Corporate Vice President, Law — Labor and Employment, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196. Any alterations to this Agreement must be in writing, signed by both parties.

16. GOVERNING LAW/VENUE. You and Motorola agree that this Agreement is governed by the laws of Illinois, without giving effect to principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. You accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement.
17. NO MITIGATION/BINDING EFFECT. In no event shall you be obligated to seek other employment or take ay other action to mitigate the amounts payable to you or benefits to which you are entitled under any of the provisions of this Agreement. This Agreement shall be binding on, and inure to the benefit of the successors and assigns of Motorola and your successors, assigns, heirs and personal representatives.

ADRIAN NEMCEK		MOTOROLA, INC.

/s/ Adrian Nemcek		By:	/s/ Ruth Fattori

Executive Vice President, Human Resources

Date:	July 18, 2006	Date:	July 18, 2006

ATTACHMENT A
In consideration for the promises made by Motorola in the Agreement to which this is Attachment A is attached and except as and unless otherwise provided herein, you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the retirement of your employment from Motorola, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Notwithstanding the foregoing, you understand that by signing this General Release you are not releasing any claims or rights under the Motorola Plans other than those known by you on or before your Retirement Date to be disputed nor any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination and that under no circumstances shall this General Release release any claims or rights you may now or at any time have to indemnification under the provisions of this Agreement or as you may otherwise be entitled to under applicable law, Motorola’s certificate of incorporation, by-laws, directors’ and officers’ insurance or by agreement. You further agree that you have had sufficient time (at least twenty-one (21) days) to consider the attached Agreement and you were advised to consult with an attorney, if desired, before signing below. This Attachment A will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Jill A. Goldy, Corporate Vice President, Law — Labor and Employment, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196.

Agreed to and accepted by:

/s/ Adrian Nemcek

ADRIAN NEMCEK

Date:	July 18, 2006

(to be signed after June 30, 2006 and before July 30, 2006)

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